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                                                                       Exhibit 9

                                                                    NEWS RELEASE
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      [LOGO]
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P. O. Box 5000
Victoria, Minnesota 55386
(612) 443-2500
www.heii.com
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CONTACT:  Eugene W. Courtney, C.E.O.                       FOR IMMEDIATE RELEASE

                  HEI SAYS THAT BIDDER'S INCREASED OFFER PRICE
                           IS AN ATTEMPT TO BUY VOTES

VICTORIA, MN (July 17, 1998) HEI, Inc. today filed an amended Schedule 14D-9 with the Securities and Exchange Commission containing its response to the announcement by Fant Industries Inc., wholly owned by Anthony J. Fant, that Fant is raising the purchase price in his offer to purchase 11.5% of HEI's outstanding shares from $8 to $9 per share. The HEI Board determined that Fant's offer, as modified, and quest for control of HEI are not in the best interests of HEI or its shareholders and renewed its recommendation that shareholders not tender into the partial offer.

Eugene W. Courtney, HEI's Chief Executive Officer and a director, commented:
"This latest tactic appears to the Board to be merely an attempt to buy the votes of shareholders who are not satisfied with Fant's sketchy disclosures about his past and vague promises for the future. Fant's amended offer really has nothing to do with acquiring more shares--based on Fant's recent figures, an HEI shareholder who tendered 100 shares would get 68 of those shares sent back without any payment whatsoever. The Board is deeply concerned that Fant continues to be unwilling to pay a control premium for all shares.

"Despite the distraction caused by Fant's tactics and frivolous litigation, HEI's Board, management, and other employees are committed to the company's future growth and diversification. We continue to urge shareholders to vote against Fant's proposals at the Special Shareholders Meeting on August 4, 1998."

HEI IS A MINNESOTA-BASED COMPANY SPECIALIZING IN THE DESIGN AND MANUFACTURE OF HIGH PERFORMANCE ULTRAMINIATURE MICROELECTRONIC DEVICES AND HIGH TECHNOLOGY PRODUCTS INCORPORATING THOSE DEVICES. THE COMPANY'S STOCK TRADES ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL HEII.

FORWARD LOOKING INFORMATION

INFORMATION IN THIS NEWS RELEASE WHICH IS NOT HISTORICAL INCLUDES FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL OF SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES INCLUDING, WITHOUT LIMITATION, ADVERSE BUSINESS OR MARKET CONDITIONS, THE ABILITY OF HEI TO SECURE AND SATISFY CUSTOMERS, THE AVAILABILITY AND COST OF MATERIALS FROM HEI'S SUPPLIERS, ADVERSE COMPETITIVE DEVELOPMENTS, CHANGE IN OR CANCELLATION OF CUSTOMER REQUIREMENTS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN HEI'S SEC FILINGS.

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